80 East Rio Salado Pkwy, Suite 610
Tempe, AZ 85281 USA
PH: +1 480.333.3700
www.MedAire.com
ASX: MDE

CONTACT:	MedAire, Inc.
JILL DRAKE
480-333-3700
jdrake@medaire.com

 FOR IMMEDIATE RELEASE

MedAire Launches ‘Global Travel Watch’
Service Contains 24/7 Online International Pre-Travel Information

TEMPE, Ariz. – March 19, 2007 – MedAire (ASX Code: MDE), a global provider of remote medical education, expertise and equipment, announces the addition of the 24/7 online Global Travel Watch service which allows the company’s international traveling clients to learn about their destination prior to departure.

Whether planning an international trip in advance or at the last minute, users will find up-to-date comprehensive destination information such as recommended immunizations, foods to avoid while traveling overseas, political climate updates and country risk ratings on more than 200 countries worldwide.

The easy-to-use, password-protected web interface allows users to select a destination country and access customized information about the area:

•	Travel Advice – learn about voltage and plug requirements, climate and altitude, local news, embassies and visas, cultural tips, emergency contacts and more.

•	Travel Tools – access online currency and time conversion tools, local weather, international phone directories, language translation tools and Internet cafés.

•	Medical Advice – retrieve country medical summaries, be aware of disease outbreaks and learn about the local medical response system.

•	Medical Tools – access the “before you go” and “while you’re there” summaries that suggest medical recommendations and vaccinations, as well as preventative tips while traveling abroad.

Additionally, current risk assessment tools are provided:

•	Safety summaries – be aware of potential risks if you encounter street crimes, a carjacking or a traffic violation.

•	Situation updates – access security briefings and updates as potentially threatening events occur.

•	Country risk ratings – review the country’s extreme through low risk-rating status before and during travel.

•	Security forecasts – understand upcoming political, religious or cultural events and their potential impact on travel safety and security.

“MedAire’s philosophy is to protect the health and safety of our clients,” says MedAire CEO, James A. Williams. “A big part of that is educating and preparing our travelers before a medical or health emergency occurs. Global Travel Watch provides crewmembers and travelers with direct access to information any time of the day, every day of the year, and allows them to be proactive with their health and safety planning.”

Global Travel Watch is a complimentary supplement for business aviation and maritime clients subscribing to MedAire’s 24/7 MedLink Global Response Center program which provides access to emergency care physicians and uses the latest technologies to assess medical situations and talk crew through the treatment of those taken ill or injured. For more information on MedAire and its products and services, visit www.medaire.com.

About MedAire
Since 1986, MedAire has provided a life-saving solution of remote medical expertise, education, and equipment for travelers in the aviation and maritime industries.  The company prepares its clients with knowledge, confidence and the right resources and advice to handle remote medical situations. Using 20 years of medical incident data, MedAire continuously develops up-to-date and internationally-compliant products and services to meet the unique needs of the remote traveler. MedAire’s life-saving solution includes 24/7/365 direct telephonic access to board-certified physicians, medical education, and medical kits and defibrillators. MedAire, listed under MDE on the Australian Stock Exchange, can be found on the Internet at www.MedAire.com.

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